Exhibit 10.1

CREDIT AND RESTRUCTURING AGREEMENT

BETWEEN

DIGITAL LIGHTWAVE, INC.

AND

OPTEL CAPITAL, LLC

APRIL 4, 2008

CREDIT AND RESTRUCTURING AGREEMENT

This Credit and Restructuring Agreement (this “Agreement”) is entered into as of April 4, 2008, by and between Digital Lightwave, Inc., a Delaware corporation (“Borrower”), and Optel Capital, LLC, a Delaware limited liability company (“Lender”).

RECITALS

A. Whereas Lender has advanced funds to Borrower pursuant to those several secured promissory notes listed on Schedule A attached hereto (the “Prior Secured Promissory Notes”);

B. Whereas as of the date hereof, (i) the total outstanding principal amount owed by Borrower to Lender pursuant to the Prior Secured Promissory Notes equals $27,945,177 (collectively, the “Outstanding Principal”), all of which is currently due and payable in full upon demand by Lender at any time, and (ii) the total outstanding accrued and unpaid interest thereon equals $7,708,983 (the “Outstanding Interest,” and collectively with the Outstanding Principal, the “Outstanding Debt”);

C. Whereas, Borrower currently has insufficient capital resources to satisfy the Outstanding Debt and desires that Lender: (1) restructure the Outstanding Debt, and (2) make additional credit accommodations available to Borrower in the form of one or more loans to be used by Borrower to finance its on-going general corporate purposes in an aggregate principal amount not to exceed $2,500,000 (the “New Commitment”); and

D. Whereas, in order to induce Lender to restructure the Outstanding Debt and provide Borrower with the New Commitment, Borrower desires to make the Outstanding Debt and New Commitment convertible into Borrower’s Common Stock on the terms and subject to the conditions set forth herein.

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties to this Agreement agree as follows:

1. Definitions. As used in this Agreement, the following terms have the following meanings:

“Accredited Investor” means an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

“Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

“Borrower” has the meaning set forth in the introductory paragraph.

“Borrower’s Address” means 5775 Rio Vista Drive, Clearwater, FL 33760.

“Business Day” means a day other than a Saturday or a Sunday on which financial institutions in Clearwater, Florida are open for business.

“Bylaws of Borrower” means the bylaws of the Borrower, as amended from time to time.

“Cash” means all cash, money, currency, and liquid funds, wherever held, in which Borrower now or hereafter acquires any right, title, or interest.

“Certificate of Incorporation” means the certificate of incorporation of Borrower, as amended from time to time.

“Change of Control” means a sale of all or substantially all of Borrower’s assets, or any merger or consolidation of Borrower with or into another corporation; other than a merger or consolidation in which the holders of the shares of capital stock of Borrower outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of Borrower, or such surviving entity, outstanding immediately after such transaction.

“Closing” means the action, execution and delivery of such agreements and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement and the other Credit Documents in accordance with the terms hereof and thereof.

“Closing Date” has the meaning set forth in Section 2.4.

“Collateral” has the meaning set forth in the Security Agreement.

“Common Stock” means the common stock, par value $0.0001 per share, of Borrower.

“Conversion Feature” has the meaning set forth in Section 2.3(b).

“Conversion Price” means, for any Promissory Note, the greater of (a) $0.01, or (b) one hundred percent (100%) of the average of the daily volume-weighted average price of Common Stock quoted or traded on the over-the-counter market as reported by Pink Sheets LLC (the “Pink Sheets”) (or, if the Common Stock is not quoted or traded on the Pink Sheets at the time of conversion, such other primary market on which the Common Stock is quoted or traded) during the period of five consecutive trading days ending on the date immediately prior to the date of the conversion of such Promissory Note, from time to time.

“Credit Documents” means and includes this Agreement, each New Commitment Note, the Secured Convertible Promissory Note, the Security Agreement, and the Registration Rights Agreement and all other documents, instruments and agreements delivered by Borrower in connection with any of the foregoing.

“Disinterested Stockholders” means those stockholders of Borrower that are not Affiliates of Lender and are not otherwise interested parties in any of the transactions set forth herein.

“Disinterested Stockholder Approval” has the meaning set forth in Section 2.3(b).

“Equipment” means any “Equipment,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest and any and all additions, upgrades, substitutions and replacements of any of the foregoing, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires an interest.

“Governmental Authority” means any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Intellectual Property” means, collectively, all rights, priorities and privileges of Borrower relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, inventions, patents, patent licenses, trademarks, trademark licenses and trade secrets (including customer lists), domain names, Web sites and know-how.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable law of any jurisdiction.

“Material Adverse Effect” means any change, effect, event, occurrence or development that (i) results or is reasonably likely to result in a reduction in annual EBIT (earnings before interest and taxes) of Borrower and its subsidiaries, on a consolidated basis, of $500,000 or more; (ii) precludes Borrower from performing its non-monetary Obligations in accordance with this Agreement and the other Credit Documents; (iii) causes a reduction in the value of the Collateral by more than $500,000 from its value on the date hereof; or (iv) causes the loss of Lender’s security interest in the Collateral or Lender’s perfection or priority of such security interests; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor taken into account in determining whether a Material Adverse Effect has occurred: (i) the announcement or pendency of the transactions contemplated by this Agreement and the other Credit Documents, (ii) compliance with the terms and conditions of this Agreement and the other Credit Documents, (iii) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, (iv) any litigation or other similar proceeding arising out of or in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby, (v) any change, event, occurrence or development arising from or relating to general business or economic conditions, or (vi) any change, event, occurrence or development relating to or affecting the technology industry generally. For the avoidance of doubt, if Borrower’s actual annual EBIT for any 12-month period reflects a shortfall of $500,000 or more from the projected EBIT set forth in any of the projections delivered to the Lender pursuant to Section 5.11, such shortfall, in and of itself, shall not be deemed to constitute a Material Adverse Effect.

“Maturity Date” means the earlier to occur of (i) March 31, 2010, and (ii) the date on which written demand is made by Lender in accordance with Section 2.3(c).

“New Commitment” has the meaning set forth in Recital C.

“New Commitment Loans” has the meaning set forth in Section 2.1(a).

“New Commitment Note” has the meaning set forth in Section 2.1(b).

“Obligations” means, collectively, the Restated Debt, the New Commitment, all other advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Lender, whether evidenced by this Agreement, the Promissory Notes, any other Credit Document or any note or other instrument or document, whether arising from an extension of credit, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Lender in Borrower’s debts owing to others), absolute or contingent, due or to become due, including without limitation all interest, fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to Borrower or payable by Borrower thereunder.

“Outstanding Interest” has the meaning set forth in Recital B.

“Outstanding Principal” has the meaning set forth in Recital B.

“Outstanding Debt” has the meaning set forth in Recital B.

“Permitted Liens” has the meaning set forth in the Security Agreement.

“Person” means an individual, a partnership, a corporation (including a business trust), a joint stock company, an unincorporated association, a limited liability company, a joint venture, a trust or other entity or a Governmental Authority.

“Prior Secured Promissory Notes” has the meaning set forth in Recital A.

“Promissory Notes” means, collectively, the New Commitment Note and the Secured Convertible Promissory Note.

“Proposals” has the meaning set forth in Section 7.1.

“Registration Rights Agreement” has the meaning set forth in Section 5.6.

“Requirement of Law” applicable to any Person means (i) the articles or certificate of incorporation and by-laws, partnership agreement or other organizational or governing documents of such Person, (ii) any rule of any Governmental Authority applicable to such Person, (iii) any license, permit, approval or other authorization granted by any Governmental Authority to or for the benefit of such Person or (iv) any judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restated Debt” has the meaning set forth in Section 2.2(a).

“Schedules” means and includes all schedules attached hereto, including the Schedule of Exceptions.

“Secretary Certificate” has the meaning set forth in Section 5.9.

“Secured Convertible Promissory Note” has the meaning set forth in Section 2.2(b).

“Security Agreement” has the meaning set forth in Section 5.3.

“Securities” means collectively the Promissory Notes and the shares of Common Stock issuable upon conversion thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Committee” means the special committee of the Board of Directors of Borrower consisting of Gerald A. Fallon and Peter H. Collins.

“Stockholder Meeting” means the 2009 annual meeting of stockholders of Borrower.

“Taxes” has the meaning set forth in Section 2.5.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Florida; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Secured Party’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Florida, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

2. New Commitment and Restructuring of Outstanding Debt.

2.1 New Commitment.

(a) Subject to the terms and conditions of this Agreement, the Lender agrees to advance to Borrower from time to time during the period from and including the Closing Date to anytime at least 5 Business Days immediately prior to the Maturity Date loans in an aggregate principal amount of up to the New Commitment in immediately available funds.

The Company shall repay the principal amount of such loans (collectively, the “New Commitment Loans”), together with all accrued and unpaid interest thereon, in full upon demand by Lender any time after the Maturity Date. The Company shall request each New Commitment Loan by delivering to the Lender: (i) an irrevocable written notice specifying; (ii) the principal amount of such requested New Commitment Loan which shall be in a minimum amount of $50,000 or an integral multiple of $25,000 in excess thereof; (iii) the date of the requested New Commitment Loan (which shall be a Business Day not sooner than 5 Business Days prior to the date of such notice); and (iv) a written certification from an executive officer of the Company certifying that, on and as of the date of the requested New Commitment Loan (I) the representations and warranties of Borrower contained in the Credit Documents remain true and correct in all material respects, and (II) no Event of Default has occurred or is continuing. Without the consent of the Lender, Borrower may not request more than one New Commitment Loan in any week. Borrower may repay the New Commitment Loans at any time without any penalty or premium. New Commitment Loans once repaid may be borrowed in the form of New Commitment Loans hereunder at any time prior to the Maturity Date, provided that the aggregate principal amount of all New Commitment Loans outstanding at any time shall not exceed the amount of the New Commitment.

(b) The terms and conditions of the New Commitment Loans shall be set forth in a secured convertible promissory note in the form attached hereto as Exhibit A (the “New Commitment Note”), appropriately completed, to be executed and delivered by Borrower to the Lender on or prior to the Closing Date.

(c) The original principal amount of the New Commitment Note shall equal the sum of the New Commitment. The outstanding principal amount of the New Commitment Note shall be due and payable in full upon demand at any time on or after the Maturity Date. The accrued and unpaid outstanding interest on the New Commitment Note shall be due and payable in quarterly installments as set forth in the New Commitment Note.

(d) The proceeds of each New Commitment Loan shall only be used by Borrower for its general corporate purposes and to pay any interests installments due under the Promissory Notes.

2.2 Restructuring of the Outstanding Debt.

(a) Subject to the terms and conditions of this Agreement, on the Closing Date the Lender agrees to restructure the Outstanding Debt by changing the repayment terms thereof from being currently due and payable in full upon demand by Lender to being due and payable in full upon demand by Lender at any time after the Maturity Date (such restated Outstanding Debt, the “Restated Debt”).

(b) The terms and conditions of the Restated Debt shall be set forth in a secured promissory note in the form attached hereto as Exhibit B (the “Secured Convertible Promissory Note”), appropriately completed, to be executed and delivered by Borrower to the Lender on or prior to the Closing Date.

(c) The original principal amount of the Secured Convertible Promissory Note shall equal the sum of the Outstanding Debt (i.e., $35,654,160). The outstanding principal amount of the Secured Convertible Promissory Note shall be due and payable in full upon demand at any time on or after the Maturity Date. The accrued and unpaid outstanding interest on the Secured Convertible Promissory Note shall be due and payable in quarterly installments as set forth in the Secured Convertible Promissory Note.

2.3. Conversion Feature and Accelerated Maturity Date.

(a) At the option of Lender, the outstanding principal and interest amount of any Promissory Note, or any portion thereof, shall become convertible into Common Stock at the Conversion Price.

(b) It shall be a condition precedent to the Promissory Notes becoming convertible in accordance with the terms thereof (the “Conversion Feature”), that the Proposals be approved at the Stockholder Meeting by the affirmative vote in person or by proxy of a majority of the outstanding shares of Common Stock beneficially owned by all of the Disinterested Stockholders (“Disinterested Stockholder Approval”). As a part of the proxy statement issued for the Stockholder Meeting, Borrower shall have received approval of the Conversion Feature by a majority of the independent and disinterested directors of Borrower, and shall have received an opinion issued by an independent and reputable financial advisor as to the fairness from a financial point of view, to the Disinterested Stockholders, of the Conversion Feature.

(c) In the event Borrower does not obtain Disinterested Stockholder Approval of the Conversion Feature, then the Promissory Notes shall not become convertible and the entire outstanding principal amount and unpaid and accrued interest under the Promissory Notes shall immediately become due and payable in full upon demand by Lender at any time on or after the date of such Stockholder Meeting.

2.4 Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place on April 4, 2008, unless otherwise agreed in writing by both parties (the “Closing Date”). At the Closing, Borrower and Lender shall take such actions and execute and deliver such agreements and other instruments and documents as set forth in Sections 5 and 6 respectively and as necessary or appropriate to effect the transactions contemplated by this Agreement and the other Credit Documents in accordance with the terms hereof and thereof.

2.5 Taxes on Payments. All payments made by Borrower under this Agreement, the Promissory Notes, and the other Credit Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp, documentary or other taxes, any duties, or any other levies, imposts, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (except net income taxes and franchise taxes in lieu of net income taxes imposed on Lender by its jurisdiction of incorporation) (all such non-excluded taxes, duties, levies, imposts, charges, fees, deductions and withholdings being hereinafter called “Taxes”). If any Taxes are required to be withheld from any amounts payable to Lender hereunder or under the other Credit Documents, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Credit Documents. Whenever any Taxes are payable by Borrower, as promptly as possible thereafter, Borrower shall send to Lender a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Lender the required receipts or other required documentary evidence, Borrower shall indemnify Lender for any taxes, interest or penalties that may become payable by Lender as a result of any such failure. The obligations of Borrower under this Section 2.5 shall survive the payment and performance of the Obligations and the termination of this Agreement.

2.6 Security Agreement. Borrower’s payment and performance obligations under this Agreement, the Promissory Notes, and the other Credit Documents are secured by all of the personal property assets of Borrower in accordance with the terms of Security Agreement. The grant of security interest in the Collateral (as defined in the Security Agreement) will continue to secure Borrower’s obligations to pay the Outstanding Debt as restructured into the Restated Debt along with Borrower’s obligations to pay the New Commitment Loans.

3. Representations and Warranties of Borrower. In order to induce Lender to enter into this Agreement and to restructure the Outstanding Debt and make the New Commitment, Borrower represents and warrants to Lender as follows (except as set forth on a Schedule of Exceptions attached hereto as Schedule 3 and delivered separately by the Borrower to Lender, which exceptions shall be deemed to be representations and warranties as if made hereunder), and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants:

3.1 Corporate Existence. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the State of Delaware. Borrower’s organizational identification number issued by the State of Delaware is and will continue to be #2578459. To the best of Borrower’s knowledge, Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so could reasonably be expected to result in a Material Adverse Effect.

3.2 Legal Authority. The execution, delivery and performance by Borrower of this Agreement and the other Credit Documents, the consummation of the transactions contemplated thereby and issuance and delivery of the Securities (a) are within the corporate power of Borrower, and (b) have been duly authorized by all necessary corporate actions on the part of Borrower.

3.3 Enforceability. Each of this Agreement and the other Credit Documents executed, or to be executed, by Borrower has been, or will be, duly executed and delivered by Borrower and constitutes, and will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

3.4 No Contravention. Except as set forth on Schedule 3.4, the execution and delivery by Borrower of this Agreement and the other Credit Documents executed by Borrower and the performance and consummation of the transactions contemplated thereby do not (a) violate any Requirement of Law applicable to Borrower; (b) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any contractual obligation of Borrower; or (c) result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any property, asset or revenue of such Borrower (except such Liens as may be created in favor of Lender pursuant to this Agreement and the other Credit Documents).

3.5 Approvals. Except as set forth on Schedule 3.5, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the stockholders of any Person) is required in connection with the execution and delivery of this Agreement and the other Credit Documents executed by Borrower or the performance or consummation of the transactions contemplated hereby and thereby, except for those which have been made or obtained and are in full force and effect, the Disinterested Stockholder Approval required by Section 7.2 hereof.

3.6 Valid Issuance of Securities. The Securities, when issued and delivered in accordance with the terms of the Credit Documents for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Registration Rights Agreement or applicable state and federal securities laws. The Securities will be issued in compliance with all applicable federal and state securities laws. Subject to the Company having a sufficient number of authorized shares of Common Stock at the time of conversion, the Common Stock issuable upon conversion of the Secured Convertible Promissory Note has been duly and validly reserved for issuance.

3.7 No Violation or Default. Except as disclosed and set forth in Schedule 3.7, Borrower is not in violation of or in default with respect to (a) any Requirement of Law applicable to Borrower or (b) any contractual obligation of Borrower (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), where, in each case, such violation or default is reasonably likely to have a Material Adverse Effect.

3.8 Intellectual Property. To the best of Borrower’s knowledge, Borrower owns or possesses sufficient legal rights to all Intellectual Property necessary for its business as now conducted and as presently contemplated to be conducted without any conflict with, or infringement of, the rights of others. Except as set forth on Schedule 3.8, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is Borrower bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity except, in any case, options, licenses, or agreements entered into by Borrower in the ordinary course of business. Borrower has not received any communications alleging that Borrower has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights or processes of any other Person. Borrower is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interest of Borrower or that would conflict with Borrower’s business. Neither the execution or delivery of this Agreement, nor the carrying on of Borrower’s business by the employees of Borrower, nor the conduct of Borrower’s business as proposed, will, to Borrower’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. Borrower does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by Borrower.

3.9 Title to Collateral; Permitted Liens. Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased by Borrower. The Collateral now is and will remain free and clear of any and all Liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens and the Liens granted to Lender pursuant to the Security Agreement. Except as otherwise set forth on Schedule 3.9, Lender now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend Lender and the Collateral against all claims of others. Except to the extent previously disclosed to Lender, none of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower’s right to remove any Collateral from the leased premises. Whenever any Collateral is located upon premises in which any third party has an interest (whether as owner, bailee, mortgagee, beneficiary under a deed of trust, Lien or otherwise), upon request of Lender, Borrower shall use its commercially reasonable efforts to cause such third party to execute and deliver to Lender, in form acceptable to Lender, such waivers, acknowledgements and subordinations as Lender shall specify, so as to ensure that Lender’s rights in the Collateral are, and will continue to be, superior to the rights of any such third party and so as to acknowledge that such Person holds such Collateral for the benefit of Lender pursuant to Section 9-313(c) of the UCC. Borrower will keep in full force and effect, and will comply with all the terms of, any lease of real property where any of the Collateral now or in the future may be located.

3.10 Books and Records. Borrower has maintained and will maintain at Borrower’s Address books and records which are complete and accurate in all material respects.

3.11 Litigation. Except as disclosed and set forth on the Schedule 3.11, there is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower’s knowledge) threatened by or against or affecting Borrower in any court or before any Governmental Authority (or any basis therefor known to Borrower) which may result, either separately or in the aggregate, in any Material Adverse Effect. Borrower will promptly inform Lender in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted by or against Borrower involving any claim.

3.12 Financial Condition, Statements and Reports. Except as set forth on Schedule 3.12, all financial statements now or in the future delivered to Lender have been, and will be, prepared in conformity with generally accepted accounting principles and now and in the future will present fairly, in all material respects, the financial condition and results of operations of Borrower, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Lender and the date hereof, there has been no Material Adverse Effect.

3.13 Tax Returns and Payments; Pension Contributions. Except as set forth on Schedule 3.13, Borrower has timely filed, and will timely file, all tax returns and reports required by foreign, federal, state and local law, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any contested taxes, provided that Borrower (a) in good faith contests Borrower’s obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Lender in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to keep the contested taxes from becoming a Lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

3.14 Compliance with Law. Borrower has complied, and will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations relating to Borrower, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters. The representations and warranties set forth in this Section 3.14 shall not be deemed or construed to apply to any matter covered by the representations and warranties set forth in Sections 3.6 or 3.7.

3.15 Accuracy of Information Furnished. The Credit Documents and the other certificates, statements and information (excluding projections) furnished by Borrower in connection with the Credit Documents and the transactions contemplated thereby, taken as a whole, do not intentionally contain any untrue statement of a material fact and do not intentionally omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All projections furnished by Borrower in connection with the Credit Documents and the transactions contemplated thereby have been based upon reasonable assumptions and represent, as of their respective dates of presentations, Borrower’s good faith estimates of the future performance of Borrower.

4. Representations and Warranties of Lender. Lender hereby represents and warrants to Borrower that:

4.1 Legal Authority. The execution, delivery and performance by Lender of each Credit Document executed, or to be executed, by Lender and the consummation of the transactions contemplated thereby (a) are within the power of Lender and (b) have been duly authorized by all necessary actions on the part of Lender.

4.2 Enforceability. Each Credit Document executed, or to be executed, by Lender has been, or will be, duly executed and delivered by Lender and constitutes, or will constitute, a legal, valid and binding obligation of Lender, enforceable against Lender in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

4.3 No Contravention. The execution and delivery by Lender of the Credit Documents executed by Lender and the performance and consummation of the transactions contemplated thereby do not violate any Requirement of Law applicable to Lender.

4.4 Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the stockholders of any Person) is required in connection with the execution and delivery of the Credit Documents executed by Lender or the performance or consummation of the transactions contemplated thereby, except for those which have been made or obtained and are in full force and effect.

4.5 Purchase Entirely for Own Account. This Agreement is made with Lender in reliance upon Lender’s representation to Borrower, which by Lender’s execution of this Agreement, Lender hereby confirms, that the Securities to be acquired by Lender will be acquired for investment for Lender’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of any applicable securities laws, and that Lender has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Lender further represents that Lender does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. Lender has not been formed for the specific purpose of acquiring any of the Securities.

4.6 Knowledge. Lender is aware of Borrower’s business affairs and financial condition and has acquired sufficient information about Borrower to reach an informed and knowledgeable decision to acquire the Securities.

4.7 Accredited Investor. Lender is an Accredited Investor.

5. Conditions to Lender’s Obligations at Closing. The obligations of Lender under this Agreement are subject to the fulfillment, on or before the Closing Date, of each of the following conditions, unless otherwise waived in writing by Lender in its sole discretion:

5.1 Representations and Warranties. The representations and warranties of Borrower contained in Section 3 of this Agreement and in the other Credit Documents shall be true and correct in all material respects on and as of the Closing Date.

5.2 Performance. Borrower shall have performed and complied in all material respects with all material covenants, agreements, obligations and conditions contained in all of this Agreement and the other Credit Documents that are required to be performed or complied with by it on or before the Closing Date.

5.3 Security Agreement. Borrower shall have executed and delivered to Lender the Amended and Restated Security Agreement in the form attached hereto as Exhibit C (the “Security Agreement”).

5.4 Compliance Certificate. President of Borrower shall have delivered to Lender a certificate, dated as of the Closing Date, in substantially the form attached hereto as Exhibit D (the “Compliance Certificate”), certifying that the conditions specified in Sections 5.1 and 5.2 have been fulfilled.

5.5 Promissory Notes. Borrower shall have executed and delivered to Lender the Promissory Notes in favor of Lender, or any of its Affiliates as Lender may designate.

5.6 Registration Rights Agreement. Lender and Borrower shall have entered into a registration rights agreement in substantially the form attached hereto as Exhibit E (as amended, restated or otherwise modified from time to time, the “Registration Rights Agreement”).

5.7 Legal Requirements. All Requirements of Law by all Governmental Authorities that are required in connection with the lawful issuance of the Secured Convertible Promissory Note pursuant to this Agreement shall be obtained and effective as of the Closing Date.

5.8 Legal Opinion. Lender shall have received from Fowler White Boggs Banker P.A., counsel for Borrower, an opinion, dated as of the Closing Date, in substantially the form attached hereto as Exhibit F.

5.9 Secretary Certificate. The Secretary of Borrower shall have delivered to Lender at the Closing a certificate in substantially the form attached hereto as Exhibit G (the “Secretary Certificate”) certifying (i) the Certificate of Incorporation, (ii) the Bylaws of Borrower, and (iii) resolutions of the Board of Directors of Borrower approving this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby, including the approval of a majority of the independent and disinterested directors of Borrower.

5.10 Lien Searches. Lender shall have received from Borrower copies of UCC Lien searches to confirm that Lender retains a valid and continuing first priority, perfected security interest in the Collateral, with results thereof satisfactory to Lender in Lender’s sole and absolute discretion.

5.11 Financial Information. Borrower shall have delivered to Lender (i) a draft of its Form 10-K for the period ending December 31, 2007, (ii) projected Consolidated Statements of Operations for five (5) quarters beginning with Q1 2008 and ending with Q1 2009, (iii) a Consolidated Balance Sheet as of December 31, 2007, (iv) projected Consolidated Balance Sheets as of the end of each of the five (5) quarters beginning with Q1 2008 and ending with Q1

2009, (v) Consolidated Statements of Cash Flows for the period ending December 31, 2007, and (vi) projected Consolidated Statements of Cash Flows for the five (5) quarters beginning with Q1 2008 and ending with Q1 2009, each of which Lender shall hold in confidence.

6. Conditions to Borrower’s Obligations at Closing. The obligations of Borrower under this Agreement are subject to the fulfillment, on or before the Closing Date, of each of the following conditions, unless otherwise waived in writing by Borrower in its sole discretion:

6.1 Representations and Warranties. The representations and warranties of Lender contained in Section 4 shall be true and correct in all material respects on and as of the Closing Date.

6.2 Performance. All covenants, agreements and conditions contained in this Agreement and the other Credit Documents to be performed by Lender on or prior to the Closing Date shall have been performed or complied with in all material respects.

6.3 Prior Secured Promissory Notes. Lender shall have returned to Borrower the Prior Secured Promissory Notes marked “cancelled”; provided, however, that the execution and delivery of the Secured Convertible Promissory Note shall not (i) operate as a waiver of any right, power or remedy of Lender under the Prior Secured Promissory Notes, or (ii) extinguish or impair any obligations of Borrower under the Prior Secured Promissory Notes.

6.4 Legal Requirements. All Requirements of Law by all Governmental Authorities that are required in connection with the lawful issuance of the Secured Convertible Promissory Note pursuant to this Agreement shall be obtained and effective as of the Closing Date.

7. Covenants of Borrower.

7.1 Stockholder Meeting. Borrower agrees to include in the Stockholder Meeting: (i) a proposal to approve the Conversion Feature and (ii) a proposal to increase the number of authorized shares of Common Stock under the Certificate of Incorporation from 300,000,000 to a sufficient number of authorized shares of Common Stock required by Lender in order to provide for conversion of Promissory Notes into shares of Common Stock in accordance with the terms of this Agreement (collectively, the “Proposals”). As a part of the proxy statement to be issued for the Stockholder Meeting, Borrower shall have received approval of the Conversion Feature by a majority of the independent and disinterested directors of Borrower, and shall have received an opinion issued by an independent and reputable financial advisor as to the fairness, from a financial point of view, to the Disinterested Stockholders, of the Conversion Feature.

7.2 Management and Board Support. The management and Board of Directors of the Company, including the Special Committee, but not including Dr. Bryan J. Zwan, shall support the Proposals and shall use commercially reasonable efforts to obtain stockholder approval of the Proposals, including Disinterested Stockholder Approval.

7.3 Financial Advisory. Borrower shall engage a financial or accounting advisory firm acceptable to Lender to assist Borrower in strengthening its financial reporting and control functions as recommended by the Borrower’s independent auditors within sixty (60) days following the Closing Date.

7.4 Fairness Opinion. Prior to the Stockholder Meeting, Borrower shall provide Lender a copy of an opinion, in a form acceptable to Lender, issued to Borrower and the Special Committee by an independent and reputable financial advisor as to the fairness, from a financial point of view, to the Disinterested Stockholders of the Conversion Feature.

8. Miscellaneous.

8.1 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

8.2 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of Lender and Borrower.

8.3 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

8.4 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

8.5 Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Borrower or Lender under this Agreement or the other Credit Documents shall be in writing and faxed, mailed or delivered, if to Borrower, at Borrower’s address or facsimile number set forth below, or if to Lender, at the address or facsimile number set forth below (or to such other facsimile number or address for any party as indicated in any notice given by that party to the other party). All such notices and communications shall be effective (a) when sent by an overnight courier service of recognized standing, on the second Business Day following the deposit with such service; (b) when mailed, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when faxed, upon confirmation of receipt:

Lender:

Optel, LLC

3000 Bayport Drive

Tampa, FL 33607

Tel No. (813) 287-6337

Fax No. (813) 287-2886

Attn: Chief Financial Officer

Borrower:

Digital Lightwave, Inc.

5775 Rio Vista Drive

Clearwater, FL 33760

Tel No. (727) 442-6677

Fax No. (727) 467-0702

Attn: President

In any case where this Agreement authorizes notices, requests, demands or other communications by Borrower to Lender to be made by telephone or facsimile, Lender may conclusively presume that anyone purporting to be a person designated in any incumbency certificate or other similar document received by Lender is such a person.

8.6 Waivers. The failure of Lender at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other present or future agreement between Borrower and Lender shall not waive or diminish any right of Lender later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other agreement now or in the future executed by Borrower and delivered to Lender shall be deemed to have been waived by any act or knowledge of Lender or its agents or employees, but only by a specific written waiver signed by an authorized officer of Lender and delivered to Borrower. Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, general intangible, document or guaranty at any time held by Lender on which Borrower is or may in any way be liable, and notice of any action taken by Lender, unless expressly required by this Agreement.

8.7 Indemnification. To the fullest extent permitted by law, Borrower agrees to protect, indemnify, defend and hold harmless Lender and its partners, managers, members, directors, officers and employees and their respective directors, officers, employees, agents and advisors (“Indemnitees”) from and against any and all liabilities, losses, damages or expenses of any kind or nature and from any suits, claims or demands (including in respect of or for reasonable attorney’s fees and other expenses) arising on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to this Agreement and all of the other Credit Documents or any transaction contemplated thereby, including without limitation the issuance of the Secured Convertible Promissory Note, except to the extent such liability arises from the willful misconduct or gross negligence of such Indemnitee. Upon receiving knowledge of any suit, claim or demand asserted by a third party that Lender believes is covered by this indemnity, Lender shall give Borrower notice of the matter and shall defend such action with its own legal counsel, at Borrower’s sole cost and expense. Lender may also require Borrower to defend the matter. Any failure or delay of

Lender to notify Borrower of any such suit, claim or demand shall not relieve Borrower of its obligations under this Section 8.7 but shall reduce such obligations to the extent of any increase in those obligations caused solely by any such failure or delay which is unreasonable. The obligations of Borrower under this Section 8.7 shall survive the payment and performance of the Obligations and the termination of this Agreement.

8.8 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Lender; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Lender, and any prohibited assignment shall be void. No consent by Lender to any assignment shall release Borrower from its liability for the Obligations. Lender may, at any time, sell and assign, or grant participating interests in, to any other Person not a direct competitor of Borrower, all or a portion of its rights and obligations under this Agreement and the other Credit Documents. Borrower agrees that it shall perform such acts, and provide such information, as Lender may reasonably request to assist Lender with any such assignment or participation.

8.9 Limitation of Actions. Any claim or cause of action by Borrower against Lender, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Agreement or any other transaction contemplated hereby or relating hereto, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Lender, or on any other person authorized to accept service on behalf of Lender, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Lender in its sole discretion. This provision shall survive any termination of this Agreement or any other present or future agreement.

8.10 Schedule of Exceptions and Exhibits. The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement. The representations and warranties of Borrower set forth in this Agreement are made and given subject to the disclosures contained in the Schedule of Exceptions delivered in connection herewith. Borrower shall not be deemed to be in breach of any such representations and warranties (and no claim of right to indemnification shall lie in respect thereof) in respect of any such matter so disclosed in the Schedule of Exceptions. Where brief particulars only of a matter are set out or referred to in the Schedule of Exceptions, or a reference is made to a particular part only of a disclosed document, full particulars of the matter and the full contents of the document are deemed to be disclosed provided that the document in its entirety has been provided to the Lender as of the date of this Agreement. The specific disclosures set forth in the Schedules have been organized to correspond to section references in this Agreement to which the disclosure may be most likely to relate, but such disclosure shall apply to and shall be deemed to be exceptions to or modifications or qualifications of all representations and warranties contained herein to the extent applicable. Lender shall be deemed to be aware of and there are deemed to have been disclosed to Lender as if herein set forth (i) all matters fairly disclosed or referred to or contained in this Agreement and in all documents specifically referred to therein and (ii) the contents of and all matters referred to in the documents specifically listed in the Schedules and provided to Lender. No reference to or disclosure of any item or other matter in the Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Schedules. No disclosure in the Schedules relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

8.11 Section Headings; Construction. Section headings are only used in this Agreement for convenience. Borrower and Lender acknowledge that the headings may not describe completely the subject matter of the applicable section, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. The term “including”, whenever used in this Agreement, shall mean “including (but not limited to)”. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Lender or Borrower under any rule of construction or otherwise.

8.12 Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of Lender and Borrower shall be governed by the laws of the State of Florida. As a material part of the consideration to Lender to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at Lender’s option, be litigated in courts located within Pinellas County, Florida and that the exclusive venue therefor shall be Pinellas County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

8.13 MUTUAL WAIVER OF JURY TRIAL. BORROWER AND LENDER EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY CONDUCT, ACTS OR OMISSIONS RELATING TO THIS AGREEMENT OF LENDER OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH LENDER OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

[Signature Pages Follow]

The parties have executed this Credit and Restructuring Agreement as of the date first written above.

BORROWER:

Digital Lightwave, Inc., a Delaware corporation

By:	/s/ Kenneth T. Myers
Kenneth T. Myers
President

LENDER:

Optel Capital, LLC, a Delaware limited liability company

By:	/s/ Al Zwan
Name:	Al Zwan
Title:	President

SIGNATURE PAGE TO CREDIT AND RESTRUCTURING AGREEMENT

LIST OF EXHIBITS

Exhibit A -	Form of New Commitment Note

Exhibit B -	Form of Secured Convertible Promissory Note

Exhibit C -	Form of Security Agreement

Exhibit D -	Form of Compliance Certificate

Exhibit E -	Form of Registration Rights Agreement

Exhibit F -	Form of Legal Opinion of Fowler White

Exhibit G -	Form of Secretary Certificate

LIST OF SCHEDULES

Schedule A -	Prior Secured Promissory Notes

Schedule 3 -	Schedule of Exceptions

Schedule 3.4 -	No Contravention

Schedule 3.5 -	Approvals

Schedule 3.7 -	Violations or Defaults of Obligations

Schedule 3.8 -	Intellectual Property

Schedule 3.9 -	Title to Collateral

Schedule 3.11 -	Litigation

Schedule 3.12 -	Financial Statements

Schedule 3.13 -	Tax Returns and Payments

Exhibit A

Form of New Commitment Note

Exhibit B

Form of Secured Convertible Promissory Note

Exhibit C

Form of Security Agreement

Exhibit D

Form of Compliance Certificate

Exhibit E

Form of Registration Rights Agreement

Exhibit F

Form of Legal Opinion of Fowler White

Exhibit G

Form of Secretary Certificate

Schedule A

Prior Secured Promissory Notes

Date of Borrowing	Outstanding Principal Balance
October 1, 2004	360,000
October 14, 2004	300,000
October 15, 2004	1,000,000
November 10, 2004	2,300,000
November 24, 2004	475,000
January 28, 2005	400,000
February 11, 2005	2,200,000
February 25, 2005	1,000,000
March 11, 2005	700,000
March 23, 2005	1,500,000
April 14, 2005	375,000
April 28, 2005	600,000
May 12, 2005	650,000
May 26, 2005	600,000
June 15, 2005	425,000
June 29, 2005	475,000
July 14, 2005	700,000
August 12, 2005	375,000
August 31, 2005	1,870,000
September 14, 2005	500,000
September 29, 2005	775,000
November 21, 2005	700,000
December 8, 2005	250,000
December 12, 2005	500,000
December 23, 2005	800,000
January 20, 2006	300,000
January 23, 2006	328,773
February 2, 2006	328,773
February 13, 2006	500,000
February 15, 2006	180,000
March 1, 2006	200,000
March 14, 2006	150,000
March 29, 2006	660,000
March 31, 2006	300,000
April 13, 2006	900,000
April 18, 2006	200,000
April 25, 2006	300,000
May 15, 2006	2,100,000
July 12, 2006	200,000
July 18, 2006	420,404
August 4, 2006	234,965
October 4, 2006	269,931

December 27, 2006	242,331
May 11, 2007	225,000
June 1, 2007	230,000
August 13, 2007	(225,000)
December 14, 2007	600,000
February 5, 2008	(230,000)
February 20, 2008	(300,000)

Total outstanding	$27,945,177

Schedule 3

Schedule of Exceptions

Schedule 3.4

No Contravention

Schedule 3.5

Approvals

Schedule 3.7

Violations or Defaults of Obligations

Schedule 3.8

Intellectual Property

Schedule 3.9

Title to Collateral

Schedule 3.11

Litigation

Schedule 3.12

Financial Statements

Schedule 3.13

Tax Returns and Payments